EXHIBIT (A)(44)















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PROXY SERVICES                                         WESTERN
51 MERCEDES WAY                                        UNION
EDGEWOOD, NY  11717                                    MAILGRAM


04/01/99


[Shareholder]
[Address]



                      IMPORTANT MESSAGE TO SHAREHOLDERS OF
                     EMPRRESA NACIONAL DE ELECTRICIDAD S. A.
                         FROM DUKE ENERGY INTERNATIONAL

            ISS RECOMMENDS VOTING "FOR": AMENDING ENDESA-CHILE BYLAWS

                        YOUR VOTE IS EXTREMELY IMPORTANT!
          Duke Energy urges you to protect the value of your investment by voting FOR the bylaw amendment TODAY.

             PLEASE TAKE A MOMENT TO VOTE BY TELEPHONE OR INTERNET!
       -JUST FOLLOW THE SIMPLE INSTRUCTIONS IN THE UPPER LEFT-HAND CORNER
             OF THE VOTING INSTRUCTION FORM PREVIOUSLY SENT TO YOU.

           YOUR BANK OR BROKER MUST RECEIVE YOUR VOTE BY APRIL 5, 1999
              IN ORDER TO HAVE AMPLE TIME TO DELIVER IT TO CITIBANK

Dear Endesa Shareholder:

On March 29, 1999, Institutional Shareholder Services (ISS), the nation's leading institutional voting advisory service, recommended that Endesa-Chile shareholders vote FOR amending the company's bylaws to raise the shareholder concentration limit from 26 percent to 65 percent.

In making its recommendations, ISS said:

o    Shareholder concentration limits "serve to restrict value in the long run."

o "Companies with these restrictions lose out on new opportunities and their value suffers."

o "Endesa shareholders would be in good hands with Duke (Energy) executives in a leadership position."

o "There are vast synergies between Endesa and Duke (Energy) that should create a multitude of growth opportunities that enhance Endesa shareholder value."


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Duke Energy International has offered to purchase up to 501,947,400 Endesa common shares, including common shares represented by American Depositary Shares at 7,500 Chilean pesos per ADS. This offer represents a premium of approximately 48 percent over the average price of Endesa Shares for the six months prior to Duke Energy's announcement of its offer. But, the offer cannot go forward unless the bylaw amendment is approved.

                       MAKE YOUR VOTE COUNT - VOTE TODAY!

If you have any questions, or need last-minute assistance in voting your ADSs, please contact:

                           Innisfree M&A Incorporated
                          at (888) 750-5834 (toll-free)
                   or 1-212-750-5833 (international collect).













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